EXHIBIT 10.4

Joseph Voelker
Senior V.P., Human Resources
Stanley Black & Decker, Inc.
1000 Stanley Drive
New Britain, CT 06053

December 22, 2014

John Wyatt
Avenue Cardinal Micara 88
1160 Brussels
Belgium 1831

Dear John,

I am pleased to confirm our offer to you for the position of President CDIY Global Sales & Marketing for Stanley Black & Decker effective December 30, 2014. This position is based in Towson, MD and reports directly to the Sr. Vice President and Group Executive CDIY.

This letter generally outlines our various benefits, practices and programs. The Company reserves the right to modify these benefits, practices and programs from time to time, and where more specific documents exist, such as insurance plan documents, the terms of the more specific document will be followed.

Base Salary and Executive Incentive & Stock-Based Compensation Plans
Your gross base salary will be USD $540,000 per year, paid monthly in 12 equal parts, representing an approximately $40,000 increase over your current salary.

You will also participate in the CDIY Management Incentive Compensation Program (MICP) Level 2 per the terms and conditions of the plan. While this plan is subject to change at any time, your target bonus is 50% of your base salary with a 100% maximum of your base salary, payable in the spring following each MICP plan year.

As a Level 2 employee, you will continue to participate in the Long-Term Performance Award Program (LTPAP) under The Stanley Black & Decker 2013 Long-Term Incentive Plan for the performance period with a target opportunity of 50% of your base, and a 100% of base maximum payout. This Program is intended to provide financial rewards for specified full-time members of the Stanley Black & Decker executive team, provided specific corporate goals are achieved during the Program’s three year measurement period. The goals will be communicated to you in an individual letter.

As part of your annual compensation package, you will continue to be eligible to participate in the Annual Equity Award Program. The grants are typically made in December of each year. Specific grant levels are subject to annual review by the Compensation & Organization Committee of the Board of Directors. For the December 2014 grant, your awards are expected to be comprised of approximately 10,000 Stock Options and 2,857 Restricted Stock Units (RSUs), which are estimated to have a fair value over $400,000.

In further recognition of your new position, you will also receive two special grants totaling 20,000 RSUs. The grant date for the first 10,000 RSUs will be in February 2015 and these are scheduled to vest on November 1, 2016. The second grant of 10,000 RSUs will occur in October 2016 and these are scheduled to vest on November 1, 2018. These special grants have been approved by the Compensation & Organization Committee of the Board of Directors, but are contingent on you being actively employed on the date of grant.

These grants will be granted under, and subject to the terms and conditions of, the Company’s 2013 Long Term Incentive Plan or a successor thereto.

Through the Company’s Employee Stock Purchase Program (ESPP), you will be eligible to purchase company stock up to 15% of your base pay annually (capped at $25,000 fair market value on the date of grant), at a minimum of 15% below the market price.

Insurance-Related Benefits, Vacation / Holidays, and Executive Car Benefit
You will be eligible to enroll for insured benefits available for our US employees including medical, dental, vision, flexible spending accounts, group legal, disability, and life insurance coverage. Generally you must have a US social security number to enroll in these benefits, though we can temporarily enroll you without one for the medical and dental coverage. The employee’s portion of the cost for these insured programs for the 2015 calendar year is approximately $5,500, or less depending upon coverage elections, which is payable through pre-tax monthly payroll deductions. We will coordinate with you and the European human resources team to ensure no lapse in coverage.

Your vacation entitlement will be 4 weeks. The public/statutory holidays and national holiday practice of the US will be applied.

You will also participate in our Executive Car Program with an automobile fair market value up to $90,000.

Retirement Benefits
The Stanley Black & Decker Retirement Account Plan will become effective on the first of the month following your employment with Black & Decker (US), Inc. The plan provides a competitive retirement benefit and has two components.

•
The Retirement Account Plan offers a 401(k) savings vehicle for you to save on a pre-tax basis with a company match of 50% on employee pre-tax contributions up to 7% of your pay and a diversified investment fund line-up.

•
In addition, the Retirement Account Plan provides a Core allocation to an account for you regardless of your own contributions. Stanley Black & Decker will make a Core allocation to your account of 6% of your pay based on your age.

In addition, there will be a retirement-related transition benefit as described below.

Transition Benefits
We do not envision this as a temporary assignment and it is anticipated you will continue to work in the US during your remaining tenure with the Company. We will provide certain benefits to aid your transition to the US. These transition benefits will cease at the earlier of the date upon which you may assume a different role within the Company, or December 31, 2017.

•
The Company will pay you an annual housing-related stipend of $120,000, which is intended to partially defray your US housing costs and the incremental costs associated with maintaining your UK home in your absence. This housing stipend will be paid ratably to you, i.e. $10,000 per month.

•
You and your family will be entitled to a travel benefit to help defray your costs for trips between the US and the UK. The Company will reimburse these costs, for airfare and one car rental per trip, based on invoices. These trips should be booked at a reasonable cost and aligned with the SBD Travel Policy requirements. The maximum annual travel costs for reimbursement are not to exceed $18,000.

•
The Company will reimburse you based upon receipt of invoices for the incrementally higher tuition and boarding costs you incur for your minor daughter’s education until her graduation from high school. This allowance will cover the incremental cost of school tuition and board fees versus that which would have occurred if your family remained in the UK.

•
In recognition of the fact that the retirement benefits you will receive in the US are lower than your previous European benefit, the Company will pay you additional “non-pensionable” compensation of $3,713 per month.

These transition benefits are perquisites and not part of your base salary. As a result they will not be included in the computation of the MICP and LTPAP programs. Similarly, the transition benefit payments will not be eligible for the 401(k) match and Core US retirement benefits described above.

Relocation
The Company will reimburse reasonable travel and relocation expenses to include the cost of packing, unpacking, insuring, and shipping household goods in moving you and your family from Belgium to the UK and then to the US. The Company will also reimburse reasonable expenses to cover the cost of packing and subsequent unpacking and storage of household goods not required in the US accommodation. Please refer to the SBD European International Mobility Policy for details with respect to the move from Belgium to the U.K. With respect to the European relocation (i.e., Belgium to U.K.), the Nova Relocation Group will manage under the direction of Karl Van Bladel. Weichert Mobility will manage the relocation from the U.K. to the U.S., under the direction of the Corporate mobility team. To the extent it is efficient to ship items directly from Belgium to the U.S., that shipment would be managed by the Nova Relocation Group. The Corporate mobility team will monitor that the expenses and applicable reimbursements are reasonable and customary within existing guidelines.

The Company will pay you a Miscellaneous Allowance of $10,000 USD for your move from Europe to the US, intended to defray incidental expenses related to the move, which are not otherwise reimbursable under provisions of the relocation policy. Such items include, but are not limited to: personal insurance, vehicle registrations, home modifications and cleaning, loss of memberships, etc. The Miscellaneous Allowance will be paid through the US payroll at the time of relocation, and no receipt submissions are required.

The Company will reimburse reasonable travel and relocation expenses for your return to the UK upon your retirement, the mutually agreed acceptance of a different role, or in the event of death or disability or involuntary termination, except for Just Cause (refer to Exhibit 1). Please refer to the SBD U.S. International Long-Term Relocation Policy. The Company will not reimburse your relocation expenses in the event you voluntarily resign or are involuntarily terminated for Just Cause.

Other Matters
We recognize your personal income taxes are complicated by previous assignments with Stanley Black & Decker in Europe, related to stock-based compensation. As a result we will pay for the preparation of your personal income tax filings in the U.S. and other jurisdictions for the shorter of the lapse of equity instruments granted while in Europe (i.e. exercise of stock options and vesting of RSU’s) or the duration of your employment. In the event that the cost for your income tax filings exceeds $5,000 per year, this will fully utilize the $5,000 financial and estate planning benefit that would otherwise apply for an officer at your level. For the avoidance of doubt, the total benefit payable in relation to the financial and estate planning program annually will be the greater of the cost for income tax filings, or $5,000.

Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. The Company confirms that your seniority since you joined in 2006 will be guaranteed. Stanley Black & Decker does not recognize any contract of employment unless it is reduced to writing and signed by an authorized Stanley Black & Decker executive (an officer and member of the Corporate Policy Committee). Upon your acceptance, you will cease to be eligible for compensation or other benefits from any other Stanley Black & Decker company effective on the date your employment with the US entity (Black and Decker (U.S.), Inc.) commences.  Until then, you will continue to be compensated in accordance with your existing arrangements. Accordingly, this letter supersedes all previous agreements that existed between you and the Company.

Our immigration attorney will continue to work with you to obtain your visa, and we expect you will promptly take the steps necessary to obtain the visa and your US social security number.

In the event of involuntary termination (except for Just Cause), you will receive a twelve month severance package. Refer to Exhibits 1 and 2 for details.

Commencing employment is contingent upon successful submission of the:

•	Invention and Confidentiality Agreement;

•	MICP Restrictive Covenant Agreement; and

We are delighted that you will be relocating to Towson in this new role! There’s a lot of exciting work to be done and we know that you’ll continue to make a great contribution to our success. If you have any questions, please do not hesitate call me at 410-716-7506. Also, please fax, or scan and email, the following documents along with the immediately above mentioned signed agreements to Nicole Fulton at 410-716-7632.

•	Signed Offer Letter

•	Completed New Hire Information Sheet

Sincerely,

Joseph Voelker

I, _______________________________________ hereby accept the offer of employment as presented above on this ____________ day of ___________ 2014.

Signature: __________________________________________

Exhibit 1:    Involuntary Termination
Exhibit2:     SBD HR Guideline 3001a Executive Separation Policy 1-1-2014

Enclosures:    New Hire Information Sheet
Invention and Confidentiality Agreement
MICP Restrictive Covenant Agreement
        2015 Benefits Guide
Cigna Global Overview
Cigna Global Welcome Kit
2015 Benefits at a Glance
Executive Compensation Program - Level 2
SBD U.S. International Long-Term Relocation Policy
European International Mobility Policy

Exhibit 1: Involuntary Termination

The Company may immediately terminate your employment at any time for "Just Cause." If your employment is terminated for Just Cause, as defined below, you shall have no right to receive any compensation or benefits, including those described in this Agreement, and any separation payor benefits, except as provided by law, for any period after said termination of employment. Any benefits payable under insurance, health, retirement, or other plans as a result of your participation in such plans through such date of termination shall be paid when and as due under those plans and in accordance with Company policy. Termination for "Just
Cause" shall mean termination of your employment due to the fact that:

(1) you committed a material breach of this Agreement which you were unable or unwilling to cure within thirty (30) days of being notified in writing of such breach; that you engaged in an act of fraud, embezzlement or theft; that you were convicted or pled nolo contendere to a felony; or that you engaged in intentional or willful misconduct (which, for purposes of this Agreement, shall consist of behavior which causes material harm to the interests of one or more employees of the Company and which is in violation of federal or state law or Company policy) or committed a breach of fiduciary duty or a material breach of the Company's Business Conduct Guidelines that you were unable or unwilling to cure within thirty (30) days of being notified in writing of such breach.; or

(2) that you intentionally or willfully damaged or threatened to damage the reputation, business, or property of the Company or that you intentionally or willfully committed any other act causing or threatening to cause material harm to the Company.

The Company may immediately terminate your employment for a reason other than Just Cause. In such a case, your separation pay and benefits shall be determined by the Company policy addressing executive termination then in effect for employees based in the United States. A copy of the current policy is attached hereto, and incorporated into this Agreement by reference. The Company guarantees you that, regardless of any changes that may occur with such policy, it shall pay you as separation pay the current standard of fifty-two weeks' of separation pay if the Company terminates your employment without Just Cause. With this one exception, all other separation pay and benefits shall be determined in accordance with the terms then in force under the relevant Company policy(ies). Any benefits payable under insurance, health, retirement, or other plans as a result of your participation in such plans through such date of termination shall be paid when and as due under those plans and in accordance with Company policy.

StanleyBlack&Decker

HUMAN RESOURCE GUIDELINES

SUBJECT: EXECUTIVE SEPARATION PAY POLICY (LEVELS 1-5)
POLICY NO.: 3001a
DATE OF ISSUE: 1/1/2014

PURPOSE
The purpose of the Executive Separation Pay Policy ("Plan") of Stanley Black& Decker (SBD) is to provide salary replacement on a short-term basis to eligible employees who participate in the Company's Management Incentive Compensation Plan ("MICP") Levels 1-5 and equivalent positions whose job has been permanently and involuntarily eliminated as a direct result of a "Job Loss Event." The objective of this Plan is to help affected individuals transition to new employment without any loss in base compensation for the specified period.

Effective January 1, 2014, this Plan alone governs all separation payments to executive level employees in the U.S. This Plan supercedes and replaces any previous employee benefit plan related to separation or separation pay (including any earlier Black& Decker or Stanley Works plan).

ELIGIBILITY

Employees who are eligible to receive benefits under this Executive Separation Pay Policy are those employees who, in the year of their separation from the Company, are actively participating in the MICP Levels1-5 and equivalent positions who have been involuntarily terminated due to a Job Loss Event.

A Job Loss Event is defined as an employment termination that is: 1) permanent in nature, 2) involuntary, 3) initiated by the Company through no fault of the affected employee, and 4) the direct result of a job elimination or combination with another position.

The term "job loss event" shall not include any employment termination for any other reason including, without limitation, involuntary reductions caused by unforeseen or emergency circumstances or decreased market demand, even if such job reductions are permanent. Further, a Job Loss Event shall not include a situation where the Company offers to continue the employee in a job that is substantially similar in nature to his or her job, regardless of whether the employee accepts or rejects such employment opportunity.

Separation pay will not be paid to employees who terminate due to voluntary termination, retirement, or failure to return from an approved leave of absence.

Separation pay will not be paid to an employee who is discharged for unacceptable job performance or for violation(s) of reasonable rules of conduct including, but not limited to, those found in the Global Business Conduct Guidelines.

Separation pay will not be paid at the time of the sale of a business unit or portion thereof (or its assets) or when a department or function is outsourced to a third party if the purchaser or third party offers to continue the employee in his or her job or in a job that is substantially similar in nature to his or her job, regardless of whether the employee accepts or rejects such employment opportunity.

This policy excludes all employees other than those participating in the Corporate Management
Incentive Compensation Plan Levels1-5 and equivalent positions.

These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker’s Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An ''At-Will'' Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

SEPARATION PAY
An employee whose employment is involuntarily terminated due to a Job Loss Event will be eligible to receive a separation benefit.

An employee who has been re-hired will only be entitled to a new separation payment based on
Company service from his or her most recent re-hire date through his or her last day of work.

ELIGIBILITY SCHEDULE FOR SEPARATION PAY
The following is the eligibility schedule for separation pay:

Job Loss Event
Eligible employees who participate in the Corporate Management Incentive Compensation Plan at Level 4 or 5 and equivalent positions will receive twenty-six (26) weeks of separation pay regardless of their length of service. Eligible employees who participate in the Corporate Management Incentive Compensation Plan at Level 3 or higher will receive fifty-two (52) weeks of separation pay regardless of their length of service. Separation pay will equal 100%of the employee's base weekly pay.

Release and Waiver

An employee's eligibility to receive benefits under this Plan is contingent upon him or her first signing a release and waiver in the form provided them by the Company which may include, without limitation, a covenant not to compete, a no solicitation of employees restriction, a no solicitation of customers restriction, and other clauses deemed relevant by the Company. An employee who, for whatever reason, elects not to sign such a release and waiver is not eligible for any separation pay.

Special Pay for a Facility Closure

If the Job Loss Event is due to a full facility closing, as determined by the Company, the employee will be eligible to receive the greater of their separation pay entitlement under this policy or the amount their length of service entitles them to pursuant to the Facility Closure Schedule (see Appendix A to HR Guideline 3001 for a complete schedule of separation pay eligibility due to a Facility Closure). Separation pay benefits will be paid in full regardless of re-employment, however, if the employee is rehired by the Company, separation payments would cease.

In the case of a Job Loss Event or Facility Closure, separation pay will be reduced by any other payments (other than unpaid vacation benefits) due to termination of employment, not counting unemployment compensation, and by any period of advanced notice of termination required by law or contract in which the employee is not required to work.

SPECIAL MEDICAL & DENTAL SUBSIDY

Affected employees who are at least 55 years of age and have at least 20 years of service with the Company will be eligible to receive a special medical and dental subsidy, if they elect either retiree or COBRA health care benefits. This subsidy is equal to 50% of normal COBRA costs for up to 18 months or the employee can elect to have the same subsidized dollar amount applied to retiree medical premiums (if they qualify) for the same period of time. The subsidy ends the first of the month in which the retiree turns age 65 or 18 months, whichever comes first. If the employee reaches age 65 while receiving the subsidy and the under age 65 spouse is still eligible for additional months under the 18 month rule, the spouse continues the subsidy for the remainder of the 18 months or first of the month in which the spouse turns 65, whichever occurs first.

These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker's Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An "At-Will" Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

BENEFITS FOR TERMINATED EMPLOYEES
Eligibility for Company benefit programs for terminating employees cease at various times in accordance with the following schedule: (Refer to the Separation Guide for more details)

•
on the last day worked: vacation, short and long term disability, business travel accident insurance, 401(k) savings plan, deferred compensation and pension plan (if applicable), voluntary benefits (including homeowners, auto and pet insurance) and company service awards.

•
on the last day of the last month of your last day paid, including separation pay, and has made any required contributions: medical, dental, and vision (if applicable); basic, supplemental and dependent life insurance, and accidental death and dismemberment insurance, group legal, employee assistance program (EAP)and Flexible Spending Accounts, if applicable.

A.	Vacation - Vacation pay will be paid in accordance with the provisions of the Vacation Human Resource Guideline 2002.

B.
Disability Benefits - There is no conversion privilege for short term disability benefits. However, Executive Long Term Disability can be continued if the employee chooses to do so and applies and pays for the first premium within 60 days of their last day worked. At the time of termination, a conversion option is available to participants enrolled in Executive LTD to convert the Executive LTD group benefit and also continue the Individual Executive LTD portion of the benefit. The group Executive LTD benefit may be converted at group conversion rates determined by the insurance company up to certain guaranteed maximum benefit amounts, provided the employee has been covered by the plan for the last 12 months. When these policies are continued, the employee is required to pay the premiums directly to the insurance company. Lindberg & Ripple, the insurance agents handling the Executive LTD plan, can provide more conversion information at (860)761-9790.

C.
Basic & Supplemental Life Insurance/AD&D - All employees receiving separation pay will remain enrolled in the active Basic and Supplemental employee and dependent life insurance and AD&D plans in which they were enrolled on their last day worked through the end of the month of the last day paid, including separation pay, provided they make the necessary Supplemental Life/AD&D contributions. Employees may convert and/or port their active life insurance coverage to an individual policy within 31 days of their coverage end date, according to the terms of the insurance plan. There is a conversion option under the Basic and Supplemental Life insurance plans. There is also a portability option (with more favorable rates) under the Supplemental Life plan only. Conversion and Portability forms are available on uCentral.

D.
Executive Life - (MICP Level 4 and above) - The company will continue paying the Executive Life premiums until the end of the calendar quarter coincident with or following the last day paid. At that time, eligible employees can discuss continuation alternatives with Lindberg & Ripple, the insurance agent handling this Executive Life plan. For more information, call Lindberg & Ripple at (860)761-9790. If the employee qualifies for a final retirement funding payment under the terms of the Executive Life insurance plan, the company will make this payment according to the retirement terms of the Executive Life Insurance plan based on your age and years of service.

These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker's Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms OJ The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An "At-Will" Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

E.
Medical, Dental, and Vision Care - All employees receiving separation pay will remain enrolled in the active medical, dental and vision insurance plans in which they were enrolled on the last day worked through the end of the month of the last day paid, including separation pay, provided they make the necessary contributions.

At such time, employees may elect to continue their group medical, dental and/or vision insurance under COBRA regulations for a period of up to 18 months (or up to 36 months upon a second qualifying event such as death, divorce or when a dependent child ceases to be a dependent) by electing COBRA within the time allowed under federal law and making the premium payments in advance. Once on COBRA, if the cobra participant becomes entitled (enrolled) in Medicare, the COBRA coverage will end per federal regulations.

At the end of the COBRA continuation period, retiree coverage cannot be elected and a medical conversion option is not available.

All employees who are at least 55 years of age with at least 10 years of service as of their last day paid may, in lieu of exercising any COBRA rights, elect coverage under the retiree medical and, provided the employee is under age 65, dental plans. Retirees pay the full cost of retiree coverage unless they qualify for the involuntary termination subsidy (age 55 or greater with 20 or more years of service) listed above.

Employees who are at least 55 years of age with at least 10 years of service as of their last day paid who elect medical, dental and/or vision insurance under COBRA regulations in lieu of retiree medical and/or dental coverage will not, from the point of such COBRA election forward, be eligible to enroll in the retiree medical and/or dental plans.

Employees who are at least 55 years of age with at least 10 years of service as of their last day paid who choose not to elect insurance coverage under either COBRA regulations or under the retiree medical and/or dental (if under age 65) plans because they are covered by a spouse's active employer's insurance plan will be eligible to enroll in the SBD retiree medical and/or dental plans at a later date, only if they lose their spouse's coverage and apply for retiree coverage within 31 days after losing such coverage.

The company reserves the right, for current and future retirees, to change, amend or terminate any retiree life, medical or dental plans at any time, without advance notice, including changing plan benefits, changing plan administrators/insurers, changing retiree contributions, reducing or eliminating company subsidies, and terminating retiree insurance plans.

F.	Pensions - Employees who are pension plan participants and are at least 55 with at least 10 years of service as of their last day worked are eligible to retire.

G.
Company cars - Company issued vehicles must be returned by the employee's last day worked, excluding any extended employment period. In the alternative, the employee may purchase the vehicle from the Company for the wholesale market value price set by the Company.

H.
Stock Option Plan Exercise Periods - At the discretion of the Senior Vice President of Human Resources, employees will have 180 days plus 2 calendar months to exercise any eligible shares, under the terms of the Stock Option Plan. These time frames do not apply to any stock options for "retirees" or those granted by Black & Decker, Inc.

I.	MICP Payments - Employees will receive a share pro-rated through their last day worked in an amount determined by the Senior Vice President of Human Resources in his/her sole discretion.

These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker's Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms OJ The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An "At-Will" Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

J.
Retirement Account Plan (RAP)and Supplemental RAP- A salaried employee whose employment is terminated will receive from any plan those funds in which he or she is entitled to under the terms of the plan. Core allocations are credited quarterly provided active employment on last day of the calendar quarter.

K.
Unemployment Compensation - Consistent with the applicable State laws, the Company should not accept unemployment compensation charges for employees who resign or who are discharged for cause (that is, violation(s) of reasonable rule(s) of conduct).

APPEALS

A.	Applicability of Appeals Procedure - The appeals procedure set forth in this Section may be employed only for the purposes specified in this Section.

B.
Procedure for Appeals - An employee whose claim for benefits under this Policy is denied in whole or in part may submit a written request to the Separation Pay Policy Plan Administrator at 1000 Stanley Drive, New Britain, CT 06053 for reconsideration within 60 days after receiving notice that he or she is deemed ineligible for benefits under this Policy.

The employee's request must be in writing and include appropriate issues, facts and reasons why the employee believes he or she is eligible for benefits under this Policy. The employee may also make a written request to review copies of the Policy.

The Separation Pay Policy Plan Administrator will review the employee's appeal and provide a written response within 60 days after receiving the appeal, unless special circumstances require further time for processing, but in no event more than 120 days. This written response will explain the reasons for the decision, will reference specific facts used to reach a final decision and will provide all other required legal notices.

All actions, determinations and interpretations of the Separation Pay Policy Plan Administrator will be performed in a uniform and nondiscriminatory manner. The Separation Pay Policy Plan Administrator's decision on appeal will be final and legally binding on the Claimant and all other interested persons.

C.
Benefits Payable After Appeal -In the event that an appeal with respect to entitlement to a benefit is decided in favor of an employee, the benefit will be paid to him or her within 30 days of receiving written notice from the Separation Pay Policy Plan Administrator.

NOTICE OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).ERISA provides that all Plan participants shall be entitled to:

•
Examination, without charge, in the officer of the Administrator of the Plan, all Plan documents, including copies of all documents which may be filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions;

•
Obtain copies of all documents governing the operation of the Plan and other Plan information upon written request to the Administrator of the Plan. The Administrator of the Plan may make reasonable charges for copies;

•	Receive a summary of any financial reports. If such a summary is required by law, the Plan Administrator will automatically furnish each participant with a copy of the summary annual report.

These Policies Are Intended To Serve As A Practical Guide To Stanley Black & Decker's Various Practices And Programs. The Company Reserves The Right To Modify Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms OJ The More Specific Document Will Be Followed. These Policies Are Not Intended To Create Or Constitute A Contract of Employment Between The Company And Any Employee. Employment At SBD Remains Strictly On An "At-Will" Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals of either The Stanley Works or Black & Decker.

Joseph Voelker
Senior V.P., Human Resources
Stanley Black & Decker, Inc.
1000 Stanley Drive
New Britain, CT 06053

February 17, 2016
John Wyatt
206 Goodwood Gardens
Baltimore, MD 21210

Dear John:
As we have discussed, in connection with your promotion to President of the Engineered Fastening business, with effect from January 20, 2016:

•	Your employer will change from Black & Decker, Inc. to Emhart Teknologies, LLC;

•
You will be a participant in the Management Incentive Compensation Program for the Engineered Fastening Business (Level 1A) for the 2016 Fiscal Year, with a target bonus equal to 70% of your base salary and a maximum bonus equal to 140% of your base salary;

•
For performance periods beginning with the 2016 fiscal year, you will participate in the Long-Term Performance Award program as a Level 1A employee, with a target opportunity of 70% of your base salary and a 140% of base salary maximum payout.

•
The Company will reimburse your reasonable cost for Connecticut housing for up to 24 months, until you and your family move to Connecticut, and will assist with your relocation from Maryland to Connecticut pursuant to the Company’s standard relocation policy.

•	You will continue to receive the transition benefits through December 31, 2017, and, except as modified above, the other benefits set forth in my letter of December 22, 2014.
As a senior executive, you should be aware that Section 409A of the Internal Revenue Code may require us to delay certain payments to you or impact the reimbursement of expenses, should you leave the Company for any reason. Attached is a document outlining what that would mean.

Sincerely,

Joseph R. Voelker

Accepted and agreed,

Signature: __________________________________________

Date: ______________________________________________

Joseph Voelker
Senior V.P., Human Resources
Stanley Black & Decker, Inc.
1000 Stanley Drive
New Britain, CT 06053

Payment and Reimbursement Rules for Specified Employees

If you are a “Specified Employee” (as determined by Stanly Black & Decker in accordance with Section 409A of the Code) at the time of your “separation from service” and if any portion of the payments or benefits to be received by you upon a separation from service would be considered “deferred compensation” under Section 409A, amounts that would otherwise be payable to you during the six-month period immediately following your separation from service (the “Delayed Payments”) and benefits that would otherwise be provided to you (the “Delayed Benefits”) during such six month period (the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the separation from service or (ii) your death (the applicable payment date the “Permissible Payment Date”). A Specified Employee also will be reimbursed for the after tax cost incurred by the employee in independently obtaining any Delayed Benefits.
With respect to any amount of business expenses properly incurred for which a Specified Employee has not yet been reimbursed at the time of a separation from service, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which we receive the applicable invoice from the Specified Employee, but in no event later than December 31 of the year following the year in which the expense was incurred, provided that, with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall a Specified Employee’s right to reimbursement or in-kind benefits be subjection to liquidation or exchange for another benefit.
Each payment due the Specified Employee shall be considered a separate payment and not a series of payments for purposes of Section 409A.
Any Delayed Payments shall bear interest and the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to the Specified Employee on the Permissible Payment Date.
In the event a Specified Employee is required to execute a release as a condition to receiving certain payments following a separation from service (the “Conditional Payments”), the employee must execute, deliver and not revoke, within sixty (60) calendar days following his or her separation from service, the required release. If the release has not been executed, delivered and become irrevocable by the Specified Employee within the statutory revocation period, the Conditional Payments shall be forfeited.